Exhibit A:

Ms. Montgomery also directly owns an employee stock option to purchase 7,500 shares of Class A common stock with (i) an exercise price of $691.23 per share and (ii) an expiration date of February 23, 2031. Of the 7,500 shares subject to this option, 1,875 shares vested on February 23, 2022, 1,875 shares vested on February 23, 2023, 1,875 shares vested on February 23, 2024, and 1,875 shares are scheduled to vest on February 23, 2025.

Ms. Montgomery also directly owns an employee stock option to purchase 4,000 shares of Class A common stock with (i) an exercise price of $404.60 per share and (ii) an expiration date of February 17, 2032. Of the 4,000 shares subject to this option, 250 shares vested on February 17, 2023, 1,250 shares vested on February 17, 2024, 1,250 shares are scheduled to vest on February 17, 2025, and 1,250 shares are scheduled to vest on February 17, 2026.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 150 shares of Class A common stock. These 150 shares are scheduled to vest on November 13, 2024.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 20 shares of Class A common stock. Of these 20 shares, 10 shares are scheduled to vest on November 15, 2024 and 10 shares are scheduled to vest on November 15, 2025.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 623 shares of Class A common stock. Of these 623 shares, 155 shares are scheduled to vest on March 21, 2025, 156 shares are scheduled to vest on March 21, 2026, 156 shares are scheduled to vest on March 21, 2027, and 156 shares are scheduled to vest on March 21, 2028.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" ActiveUS 204751631v.2" "" ActiveUS 204751631v.2